Exhibit 10.3

Execution Version

COMPANY SUPPORT AGREEMENT

COMPANY SUPPORT AGREEMENT, dated as of January 5, 2020 (this “Agreement”), by and among NEBULA ACQUISITION CORP., a Delaware corporation (“NAC”), and each of the members of the Company whose names appear on the signature pages of this Agreement (each, a “Company Member” and, collectively, the “Company Members”).

WHEREAS, NAC, Open Lending, LLC, (the “Company”), BRP Hold 11, Inc. (“Blocker”), the Blocker Holder as defined therein, Nebula Parent Corp., (“ParentCo”), NBLA Merger Sub LLC, (“Merger Sub LLC”), and NBLA Merger Sub Corp., (“Merger Sub Corp”), propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), a copy of which has been made available to each Company Member, which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub Corp will be merged with and into NAC (the “First Merger”), with NAC surviving the First Merger as a wholly owned subsidiary of ParentCo and Merger Sub LLC will be merged with and into the Company (the “Second Merger”), with the Company surviving the Second Merger as a direct and indirect wholly-owned subsidiary of ParentCo;

WHEREAS, as of the date hereof, each Company Member owns of record the number of Company Common Units, Company Series A Preferred Units, Company Series B Preferred Units and Company Series C Preferred Units as set forth opposite such Company Member’s name on Exhibit A hereto (all such Company Common Units, Company Series A Preferred Units, Company Series B Preferred Units and Company Series C Preferred Units and any Company Common Units, Company Series A Preferred Units, Company Series B Preferred Units and Company Series C Preferred Units of which ownership of record or the power to vote is hereafter acquired by the Company Members prior to the termination of this Agreement being referred to herein as the “Units”); and

WHEREAS, in order to induce, NAC, ParentCo, Merger Sub LLC, and Merger Sub Corp to enter into the BCA, the Company Members are executing and delivering this Agreement to NAC.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agrees as follows:

1. Agreement to Vote. Each Company Member, by this Agreement, with respect to its Units, severally and not jointly, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as NAC may reasonably request in connection therewith), if (and only if) each of the Approval Conditions shall have been met, to vote, at any meeting of the members of the Company, and in any action by written consent of the members of the Company, all of such Company Member’s Units (a) in favor of the approval and adoption of the BCA, the transactions contemplated by the BCA and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the members of the Company, (c) in favor of the approval and adoption of the New Stock Incentive Plan (as defined in the BCA) and (d) against any action, agreement or transaction (other than the BCA or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the transactions contemplated by the BCA from being consummated. Each Company Member acknowledges receipt and review of a copy of the BCA. For purposes of this Agreement, “Approval Conditions” shall mean there shall not have been any amendment or modification to the Company Merger Consideration (including any Contingency Consideration) payable under the BCA to the Company Members.

2. Transfer of Units. Each Company Member severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Units or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Units (unless the transferee agrees to be bound by this Agreement), or (d) take any action that would have the effect of preventing or disabling the Company Member from performing its obligations hereunder.

3. No Solicitation of Transactions. Each of the Company Members severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) initiate, solicit or knowingly encourage (including by furnishing non-public information) the submission of, or participate in any discussions or negotiations that would reasonably be excepted to result in an Acquisition Proposal in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to, or otherwise knowingly encourage, any Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquisition Proposal) in violation of the BCA. Each Company Member shall, and shall direct or cause its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing that would reasonably be excepted to result in an Acquisition Proposal (other than the transactions contemplated by the BCA) to the extent required by the BCA.

4. Representations and Warranties. Each Company Member severally and not jointly, represents and warrants for an on behalf of itself to NAC as follows:

(a)  The execution, delivery and performance by such Company Member of this Agreement and the consummation by such Company Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Company Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Units or (iv) conflict with or result in a breach of or constitute a default under any provision of such Company Member’s Organizational Documents.

(b)  Such Company Member owns of record and has good, valid and marketable title to the Units set forth opposite the Company Member’s name on Exhibit A free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of such Company Member) and has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Units, and such Company Member does not own, directly or indirectly, any other Units.

(c)  Such Company Member has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Company Member.

5. Termination. This Agreement and the obligations of the Company Members under this Agreement shall automatically terminate upon the earliest of (a) the First Effective Time; (b) the termination of the BCA in accordance with its terms; and (b) the mutual agreement of NAC and Company Members holding a majority in interest of the Company Membership Interests held by all Company Members. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to termination.

6. Miscellaneous.

(a) Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(b)):

If to NAC, to it at:

Nebula Acquisition Corp.

Four Embarcadero Center, Suite 2350

San Francisco, CA 94111

Telephone: (415) 780-9975
Attention: Rufina Adams
Email: rufina@truewindcapital.com

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Facsimile No.: (212) 801-6400

Telephone No.: (212) 801-9200
Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

If to a Company Member, to the address set forth for such Company Member on the signature page hereof.

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Jocelyn Arel, Jared Spitalnick and Dan Espinoza

E-Mail: JArel@goodwinlaw.com; JSpitalnick@goodwinlaw.com;

DEspinoza@goodwinlaw.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Company Member shall be liable for the breach by any other Company Member of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon any Company Member until such time as the BCA is executed by each of the parties thereto.

(k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (k).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEBULA ACQUISITION CORP.

By:	/s/ Adam Clammer
Name:	Adam Clammer
Title:	Co-Chief Executive Officer

COMPANY MEMBERS

By:	/s/ Scott Gordon
Name:	Scott Gordon

By:	/s/ Richard F. Watkins
Name:	Richard F. “Sandy” Watkins

By:	/s/ Ryan Collins
Name:	Ryan Collins

By:	/s/ Steve Letbetter
Name:	Steve Letbetter

By:	/s/ Keith Jezek
Name:	Keith Jezek

By:	/s/ Kurt Wilkin
Name:	Kurt Wilkin

Open Lending Opportunity Partners

By:	/s/ Richard F. Watkins
Name:	Richard F. “Sandy” Watkins
Title:	General Partner

Bee Cave Capital, LLC

By:	/s/ Kurt Wilkin
Name:	Kurt Wilkin
Title:	Member

BRP HOLD 11, INC.

By:	/s/ Michelle Riley
Name:	Michelle Riley
Title:	Secretary

By:	/s/ Ronald Fishman
Name:	Ronald Fishman
Title:	Treasurer

Bregal Investments, Inc.

By:	/s/ Michelle Riley
Name:	Michelle Riley
Title:	Secretary

By:	/s/ Ronald Fishman
Name:	Ronald Fishman
Title:	Treasurer